EXHIBIT 99.1

NEWS	Contact:	Clay Williams
(713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
FOURTH QUARTER AND 2006 EARNINGS
HOUSTON, TX, February 6, 2007 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its fourth quarter ended December 31, 2006 it earned net income of $239.2 million, or $1.35 per fully diluted share, compared to third quarter ended September 30, 2006 net income of $176.6 million, or $1.00 per fully diluted share. Earnings per share more than doubled from the fourth quarter of 2005, when the Company earned $101.6 million or $0.58 per fully diluted share.
Revenues reported for the full year 2006 were $7,025.8 million, up 42 percent from 2005 revenues of $4,952.4 (which includes results from Varco International, Inc. prior to the Company’s merger with Varco on March 11, 2005). Net income was $684.0 million, or $3.87 per fully diluted share. 2006 operating profit was $1,111.1 million, up 133 percent from 2005, and up 99 percent from 2005 operating profit, as adjusted to include full year Varco results for 2005.
Revenues for the fourth quarter increased 17 percent sequentially to $2,078.7 million, and operating profit was $381.2 million, an increase of 34 percent over the third quarter.
Backlog for capital equipment orders for the Company’s Rig Technology segment at December 31, 2006 increased to $6.0 billion, compared to $5.4 billion at September 30, 2006, with new orders during the quarter of $1.4 billion. The Company’s backlog for capital equipment continued to increase as a result of the strong demand for its drilling equipment products, and its new orders included $133 million in backlog added through an acquisition during the quarter.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “Our Company enjoyed a very successful 2006. Each of our three segments reported higher year-over-year sales and profits for the year, and we enter 2007 with a very healthy backlog of equipment and technology to deliver to our customers.
I am very proud of all the contributions made by our employees in helping us deliver on time quality equipment and services. We remain optimistic about market conditions and our opportunities for this year. We expect 2007 to be another successful year for our Company as we continue to help our customers retool the world’s rig fleet after years of underinvestment, and bring better, faster, safer and more environmentally sound technologies to the energy industry.”
Rig Technology
Fourth quarter revenues for the Rig Technology segment increased by 28 percent over the third quarter to $1,136.5 million. Operating profit for this segment was $227.3 million, or 20.0 percent of sales, an increase of $70.1 million from the third quarter. Operating profit flow-through, or incremental operating profit divided by incremental revenue, from the third quarter of

2006 to the fourth quarter of 2006 was 28 percent. Revenue out of backlog for the segment was $775 million, an increase of 31 percent over the third quarter, due primarily to higher shipments of drilling equipment.
Petroleum Services & Supplies
Revenues for the fourth quarter of 2006 for the Petroleum Services & Supplies segment were $670.0 million, up 7 percent sequentially compared to third quarter results. Operating profit was $166.0 million, or 24.8 percent of revenue, representing an increase of $23.6 million from the third quarter. Operating profit flow-through from the third quarter of 2006 to the fourth quarter of 2006 was 51 percent. This segment benefited from generally higher demand for the goods and services it provides, primarily outside of North America, and improved pricing in many areas.
Distribution Services
Fourth quarter revenues for the Distribution Services segment were $370.5 million, up 5 percent from the third quarter. Fourth quarter operating profit was $29.0 million or 7.8 percent of sales. Operating profit flow-through was 21 percent from the third quarter of 2006 to the fourth quarter of 2006. This segment benefited from stronger sales in the United States and international markets.
The Company has scheduled a conference call for February 6, 2007, at 10:00 a.m. Central Time to discuss fourth quarter and 2006 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2193 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$957.4	$209.4
Receivables, net	1,614.6	1,139.2
Inventories, net	1,828.8	1,198.3
Costs in excess of billings	308.9	341.9
Deferred income taxes	69.8	58.6
Prepaid and other current assets	154.3	50.8

Total current assets	4,933.8	2,998.2

Property, plant and equipment, net	1,022.1	877.6
Deferred income taxes	78.1	52.2
Goodwill	2,347.6	2,117.7
Intangibles, net	589.0	611.5
Other assets	25.6	21.3

	$8,996.2	$6,678.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,043.6	$568.2
Accrued liabilities	881.8	432.0
Billings in excess of costs	564.4	98.1
Current portion of long-term debt and short-term borrowings	5.6	5.7
Accrued income taxes	157.3	83.2

Total current liabilities	2,652.7	1,187.2

Long-term debt	834.7	835.6
Deferred income taxes	378.4	373.3
Other liabilities	71.4	63.7

Total liabilities	3,937.2	2,459.8

Commitments and contingencies

Minority interest	35.5	24.5

Stockholders’ equity:
Common stock – par value $.01; 175,571,663 and 174,362,488 shares issued and outstanding at December 31, 2006 and December 31, 2005	1.8	1.7
Additional paid-in capital	3,461.7	3,400.9
Deferred stock-based compensation	—	(16.5)
Accumulated other comprehensive income (loss)	46.1	(21.8)
Retained earnings	1,513.9	829.9

	5,023.5	4,194.2

	$8,996.2	$6,678.5

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue:
Rig technology	$1,136.5	$644.4	$3,584.9	$2,216.8
Petroleum services and supplies	670.0	513.2	2,425.0	1,645.8
Distribution services	370.5	308.2	1,369.6	1,074.5
Eliminations	(98.3)	(88.4)	(353.7)	(292.6)

Total revenue	2,078.7	1,377.4	7,025.8	4,644.5
Gross profit	567.4	311.5	1,760.6	987.2
Gross profit %	27.3%	22.6%	25.1%	21.3%
Selling, general, and administrative (1)	186.2	139.1	641.6	478.7
Integration costs	—	8.6	7.9	31.7

Operating profit	381.2	163.8	1,111.1	476.8

Interest and financial costs	(12.1)	(13.5)	(48.7)	(52.9)
Interest income	8.4	1.4	18.1	4.9
Other income (expense), net	(8.2)	(0.3)	(31.3)	1.2

Income before income taxes and minority interest	369.3	151.4	1,049.2	430.0
Provision for income taxes	127.3	48.7	355.7	138.9

Income before minority interest	242.0	102.7	693.5	291.1
Minority interest in income of consolidated subsidiaries	2.8	1.1	9.5	4.2

Net income	$239.2	$101.6	$684.0	$286.9

Net income per share:
Basic	$1.36	$0.58	$3.90	$1.83

Diluted	$1.35	$0.58	$3.87	$1.81

Weighted average shares outstanding:
Basic	175.5	174.3	175.2	156.4

Diluted	177.0	176.5	176.8	158.3

Note (1): Selling, general, and administrative expense includes stock-based compensation expense of $8.2 million and $4.9 million for three months ended December 31, 2006 and 2005, respectively, and $31.2 million and $15.6 million for the years ended December 31, 2006 and 2005, respectively.

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT – AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2006	2005	2006	2006	2005 (1)
Revenue:
Rig technology	$1,136.5	$644.4	$887.3	$3,584.9	$2,335.7
Petroleum services and supplies	670.0	513.2	624.1	2,425.0	1,838.7
Distribution services	370.5	308.2	353.5	1,369.6	1,074.5
Eliminations	(98.3)	(88.4)	(87.0)	(353.7)	(296.5)

Total revenue	$2,078.7	$1,377.4	$1,777.9	$7,025.8	$4,952.4

Operating profit:
Rig technology	$227.3	$80.5	$157.2	$621.4	$264.1
Petroleum services and supplies	166.0	101.4	142.4	556.4	328.6
Distribution services	29.0	14.9	25.5	96.1	46.6
Unallocated expenses and eliminations	(32.9)	(19.5)	(31.7)	(123.7)	(81.5)

Total operating profit (before integration costs and stock-based compensation)	$389.4	$177.3	$293.4	$1,150.2	$557.8

Operating profit %:
Rig technology	20.0%	12.5%	17.7%	17.3%	11.3%
Petroleum services and supplies	24.8%	19.8%	22.8%	22.9%	17.9%
Distribution services	7.8%	4.8%	7.2%	7.0%	4.3%
Other unallocated	—	—	—	—	—

Total operating profit (before integration costs and stock-based compensation)	18.7%	12.9%	16.5%	16.4%	11.3%

Note (1): The unaudited as adjusted results for the year ended December 31, 2005 represent the combined estimated financial results for National-Oilwell, Inc. and Varco International, Inc. as if the merger occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the merger. The unaudited as adjusted financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING INTEGRATION COSTS
(Unaudited)
(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2006	2005	2006	2006	2005
Reconciliation of EBITDA (Note 1):
GAAP net income	$239.2	$101.6	$176.6	$684.0	$286.9
Provision for income taxes	127.3	48.7	90.8	355.7	138.9
Interest expense	12.1	13.5	10.0	48.7	52.9
Depreciation and amortization	41.9	28.5	41.6	160.6	114.6
Integration costs	—	8.6	—	7.9	31.7

EBITDA (Note 1)	$420.5	$200.9	$319.0	$1,256.9	$625.0

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, and integration costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com